Exhibit 99.1

CONTACT:                        FOR IMMEDIATE RELEASE
Robert H. Barghaus
Chief Financial Officer
(203) 661-1926, ext. 6668

Jane F. Casey
Vice President, Investor Relations
(203) 661-1926, ext. 6619

BLYTH, INC. REPORTS 1st QUARTER 2014 SALES AND EARNINGS

GREENWICH, CT, USA, May 2, 2014: Blyth, Inc. (NYSE: BTH), a direct to consumer company and leading designer and marketer of candles and accessories for the home, as well as health, wellness and beauty products sold through the direct selling and direct marketing channels, today reported sales and earnings for the first quarter of 2014. Net sales for the three months ended March 31, 2014 decreased approximately 25% to $175.7 million from $233.1 million for the comparable prior year period.

Commenting on the first quarter results, Robert B. Goergen, Jr., Chief Executive Officer noted, “While our 1st quarter results were impacted largely by ViSalus’s lower level of promoters versus the prior year, we are encouraged by the fact that the March 31st worldwide promoter count marked an increase over year-end by approximately 3%, with both our new European promoters and, more importantly North American promoters, increasing during the first quarter. This is a positive early indication of the potential success of a series of new programs implemented by the ViSalus management team to accelerate recruiting and improve retention. In addition, ViSalus continued its geographic expansion initiatives, opening both the German and Austrian markets during the first quarter, while laying the groundwork to enter three additional markets later this year.”

Mr. Goergen noted further that, “Within PartyLite, we’re beginning to see evidence that our consultants are embracing the multi-channel approach to selling ‘The Original and Best’ candles, complemented by our efforts to drive product innovation with offerings like SmartScents, a spill-proof alternative to liquid reed diffuser oils and Brighter World™ Candles which benefit directly the local communities where the essential fragrance oils are sourced by supporting local education programs, sustainable agricultural practices and regional conservation efforts. These initiatives, in conjunction with our continued focus on leveraging technology to ensure the ease of doing business with PartyLite, are facilitating our efforts to attract and retain consultants and customers. Worldwide, the low single digit consultant count declines of the past three quarters represented the most favorable year-over-year trends in the last five years.”

Mr. Goergen continued, “At Silver Star Brands, where we are accelerating the transition from a cataloger to a multi-channel marketer, we are also benefiting from our investments in our health, wellness and beauty products whose growth is offsetting the continued decline in general merchandise offerings. Moreover, we continue to pursue expansion of our credit program which is driving sales without compromising profitability.”

Blyth’s operating loss for the first quarter was $2.6 million this year versus profit of $6.0 million last year, largely driven by the decline in sales. Net Income Attributable to Blyth, Inc. was a loss of $2.8 million for the three months ended March 31, 2014 compared to income of $2.6 million in the comparable prior year period. Diluted Earnings per Share Attributable to Blyth, Inc. were a loss of $0.17 per share for the three months ended March 31, 2014 compared to earnings of $0.16 per share in the comparable prior year period.

Net Loss Attributable to Blyth, Inc. Common Stockholders was $3.3 million in this year’s first quarter compared to income of $2.6 million last year. Diluted Earnings per Share Attributable to Blyth, Inc. Common Stockholders, was a loss of $0.20 per share compared to income of $0.16 per share in the prior year period. This year’s results include a charge of $0.5 million, or $0.03 per share, for an adjustment to the redemption value for ViSalus redeemable preferred stock.

The summary reconciliation of unaudited Generally Accepted Accounting Principles (GAAP) earnings and earnings per share to Non-GAAP earnings and earnings per share presented in the attached table and the discussion of segment operating profit excluding certain items are included as additional references to assist investors in analyzing the Company's performance and should be considered in addition to, not as a substitute for, measures of financial performance prepared in accordance with GAAP. In presenting comparable results, the Company discloses non-GAAP financial measures when it believes such measures will be useful to investors in evaluating the Company’s underlying business performance. Management internally reviews the results of the Company excluding the impact of certain items as it believes that these non-GAAP financial measures are useful for evaluating the Company’s core operating results and facilitating comparison across reporting periods.

2014 First Quarter Segment Performance

In Candles & Home Décor, PartyLite sales were $80.9 million in the first quarter versus $91.0 million for the same period last year, a decline of 11%. Worldwide, active independent sales consultants totaled approximately 46,200 at the end of the first quarter 2014 compared to approximately 47,600 at the end of the comparable period last year. PartyLite’s European sales during the quarter decreased 8% in U.S. dollars, or an 11% decline in local currency. PartyLite’s European active independent sales consultants totaled approximately 27,200 at the end of the first quarter, a less than 1% decline over the year-earlier period. PartyLite’s North American sales, comprised of the U.S. and Canada, declined 19% versus the prior year period. Active North American independent sales consultants totaled approximately 14,500 at the end of the first quarter versus approximately 15,500 at the end of last year’s comparable quarter.

First quarter operating profit for the Candles & Home Décor segment was $2.1 million versus $3.4 million in last year’s first quarter. Excluding allocated corporate expenses of $1.9 million this year and $1.5 million last year, PartyLite’s operating profit was $4.0 million this year versus $4.9 million last year, with the decrease being driven by lower sales.

Commenting on the performance of the Candles & Home Décor segment, Robert B. Goergen, Jr., Chief Executive Officer of Blyth and President, PartyLite Worldwide said, “Similar to what we witnessed in the fourth quarter of 2013, we continue to see some positive trends in consultant count, one of our key indicators, despite the worldwide 3% year-over-year decline that was driven by North America. PartyLite's European consultant count was relatively flat to the prior year period, the third consecutive quarter in which the consultant base has held steady year-over-year. In addition, in Australia, year-over-year consultant count increased 28% in the first quarter, the fifth consecutive quarter attaining more than 25% year-over-year consultant growth.”

In the Health & Wellness segment, ViSalus’s first quarter net sales were $57.4 million versus $104.3 million for the same period last year, a decline of 45%, largely reflecting the reduced promoter base in North America. At the end of the first quarter, qualified independent North American promoters totaled approximately 36,100 versus approximately 35,900 at year-end, and approximately 70,200 at the end of the prior year’s first quarter. International promoters totaled approximately 3,400 at the end of the first quarter, reflecting the recent entry into the U.K, Germany and Austria. Health & Wellness first quarter segment operating loss was $3.7 million this year versus operating profit of $4.2 million last year. Excluding allocated corporate expenses of $1.2 million this year and $2.2 million last year, first quarter operating loss for ViSalus was $2.5 million this year versus $6.4 million operating profit in the first quarter of 2013. The decrease in ViSalus’s operating profit was due primarily to the sales reduction and costs associated with its global expansion initiatives.

Ryan Blair, Chief Executive Officer of ViSalus noted that, “We are extremely encouraged by the early indications that the additional products, programs and incentives implemented to retain and motivate customers and promoters are beginning to take effect. Both Worldwide and North American first quarter comparisons to year-end 2013 showed growth in promoters, a pattern we did not observe last year during the comparable time frame. In addition, we continue to free up capital for investment in international expansion and remain on track to enter three additional markets in the remainder of 2014, bringing our total markets to eight.”

In the Catalog & Internet segment, first quarter net sales of $37.4 million were 1% below the prior year’s level of $37.8 million. Strong growth in health, wellness and beauty products and higher sales driven by the Silver Star Brands credit program, two promising areas of opportunity for future growth, were offset by lower sales of general merchandise offerings which continue to be challenged by competitive pricing pressure. First quarter operating loss in this segment was $1.0 million this year versus a loss of $1.6 million last year. Excluding allocated corporate expenses of $0.7 million this year and $0.5 million last year, Silver Star Brands’ operating loss was $0.3 million this year versus a loss of $1.1 million last year. The improved operating performance year-over-year reflects promotional efficiencies in the current quarter.

The sum of the individual and segment amounts may not equal the reported totals for the quarter and full year for Blyth overall due to rounding.

Blyth, Inc., headquartered in Greenwich, CT, USA, is a direct to consumer business focused on the direct selling and direct marketing channels. It designs and markets candles and accessories for the home as well as health & wellness products through the direct selling channel, utilizing both the home party plan and the network marketing methods. The Company also designs and markets health, wellness and beauty products, household convenience items and personalized gifts through the catalog/Internet channel. Its products are sold direct to the consumer under the PartyLite® and ViSalus® brands and to consumers in the catalog/Internet channel under the Miles Kimball®, Walter Drake®, Easy Comforts®, As We Change® and Exposures® brands.

Blyth, Inc. may be found on the Internet at www.blyth.com.

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not assurances of future performance and can be identified by the fact that they do not relate to statements of historical or current facts. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events or performance and underlying assumptions. Forward-looking statements often include words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words of similar substance in connection with discussions of future operating or financial performance. Examples of forward-looking statements in this press release include, among others, PartyLite’s strategies to attract and retain consultants and help them grow their businesses; PartyLite’s initiatives to increase sales; ViSalus’s geographic expansion plans; ViSalus’s initiatives to grow and retain its promoters and reduce costs; and, Silver Star Brands growth opportunities.

The Company’s forward-looking statements are based on management’s current beliefs, expectations and assumptions regarding the future of the Company’s business, strategies, plans and performance, the economy and other future conditions and future events, circumstances and results. Because forward-looking statements relate to the future, they are inherently susceptible to uncertainty, risks and changes in circumstances that are difficult to predict and many of which are outside our control, especially when made early in the year when it is difficult to forecast financial results for the full year. Our actual results and financial condition could differ materially from those expressed or implied in our forward-looking statements. Important factors that could cause our actual results to differ materially from the forward-looking statements include, (i) our ability to respond appropriately to changing consumer preferences and demand for our current and new products or product enhancements; (ii) our dependence on sales by independent promoters and consultants and our ability to recruit, retain and motivate them; (iii) the loss of a leading promoter or consultant, together with his or her associated sales organization, or the loss of a significant number of promoters or consultants for any reason; (iv) the attractiveness of ViSalus’s and PartyLite’s compensation plans among their current and prospective promoters and consultants; (v) our ability to retain our existing customers or attract new customers; (vi) our ability to influence or control our promoters and consultants; (vii) federal, state and foreign regulations applicable to our products (including advertising and labeling), promotional programs and compensation plans; (viii) adverse publicity associated with our products, ingredients, promoters, consultants, programs or business models, or those of similar companies; (ix) product liability and health-related claims; (x) competition; (xi) a downturn in the economy; (xii) our ability to grow our business in our existing markets and open new markets, including risks in our international operations; (xiii) legal actions by or against our promoters and consultants; (xiv) our reliance on independent third parties for the manufacture and supply of many of our products; (xv) our ability to manufacture candles at required levels of quantity and quality; (xvi) disruptions to transportation channels; (xvii) shortages or increases in the cost of raw materials; (xviii) ViSalus’s obligation, which we have guaranteed, to redeem its preferred stock in December 2017; (xix) awards made pursuant to ViSalus's Equity Incentive Plan, which could negatively impact our business, financial condition and results of operations; (xx) our dependence on key employees; (xxi) certain taxes or assessments relating to the activities of our promoters and consultants for which we may be held responsible; (xxii) our reliance on third parties to plan many of our events; (xxiii) our ability to identify suitable acquisition candidates, complete acquisitions on terms favorable to us and successfully integrate acquired operations; (xxiv) the covenants in the indenture that governs our new Senior Notes due 2017 may limit our operating and financial flexibility, including our ability to pay cash dividends or repurchase our outstanding common stock; (xxv) turmoil in the financial markets could increase our borrowing costs or impede access to or increase our cost of financing; (xxvi) our ability to protect our intellectual property; (xxvii) interruptions in our information-technology systems; (xxviii) information security or data breaches; (xxix) our ability to successfully adapt to and integrate mobile devices; (xxx) credit card and debit card fraud; (xxxi) our storage of user and employee data; (xxxii) changes in our effective tax rate; (xxxiii) fluctuations in our periodic results of operations; (xxxiv) increased mailing, printing and shipping costs; (xxxv) Silver Star Brands’ credit program; (xxxvi) speculative trading, short interest and volatility in our stock price; (xxxvii) the failure of securities or industry analysts to publish research or reports about our business, or the publication of negative reports about our business; and (xxxviii) our compliance with the Sarbanes-Oxley Act of 2002, as well as other factors described in this press release and in the Company’s most recently filed

Annual Report on Form 10-K filed on March 14, 2014 and other filings with the Securities and Exchange Commission.

For the reasons set forth above, investors should not place undue reliance on forward-looking statements. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made, even if subsequently made available by us on our website or otherwise. We do not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances or new information that exists after the day on which they are made, except as provided by law.

###

BLYTH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months	Three Months
	Ended March 31,	Ended March 31,
	2014	2013

Net sales	$175,670	$ 233,094
Cost of goods sold	62,190	80,018
Gross profit	113,480	153,076
Selling	78,308	103,113
Administrative and other	37,813	43,986
Total operating expense	116,121	147,099
Operating profit / (loss)	(2,641)	5,977

Other expense (income):
Interest expense	977	1,134
Interest income	(43)	(275)
Foreign exchange and other, net	27	(553)
Total other expense	961	306

Earnings (loss) from operations before income taxes and noncontrolling interest	(3,602)	5,671
Income tax expense / (benefit)	(450)	2,218
Net earnings (loss)	(3,152)	3,453
Less: Net earnings (loss) attributable to noncontrolling interests	(390)	857
Net earnings (loss) attributable to Blyth, Inc.	(2,762)	2,596
Less: Accretion adjustment to redemption value for ViSalus redeemable preferred stock	(511)	0
Net earnings (loss) attributable to Blyth, Inc. common stockholders	$(3,273)	$ 2,596

Basic:
Net earnings (loss) attributable per Blyth, Inc.	(0.17)	0.16
Adjustment to redeemption value for ViSalus redeemable preferred stock	(0.03)	0

Net earnings (loss) attributable to Blyth, Inc. common stockholders	$(0.2)	$0.16
Weighted average number of shares outstanding	16,080	16,589

Diluted:
Net earnings (loss) attributable per Blyth, Inc.	(0.17)	0.16
Adjustment to redeemption value for ViSalus redeemable preferred stock	(0.03)	0
Net earnings (loss) attributable to Blyth, Inc. common stockholders	$(0.2)	$0.16
Weighted average number of shares outstanding	16,080	16,632

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31, 2014	March 31, 2013
Assets
Cash and Cash Equivalents	$97,094	$97,051
Short Term Investments	7,989	28,994
Accounts Receivable, Net	14,400	11,303
Inventories	77,363	84,224
Property, Plant & Equipment, Net	93,498	97,059
Other Assets	64,907	73,414
Total Assets	$355,251	$392,045

Liabilities and Stockholders' Equity
Bank and Other Debt	$6,029	$6,239
Bond Debt	50,000	71,769
Other Liabilities	109,401	118,523
Redeemable Preferred Stock	146,635	147,323
Equity	43,186	48,191
Total Liabilities and Equity	$355,251	$392,045

Blyth, Inc.
Supplemental Non-GAAP Earnings (Loss)Per Share Measures
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Three Months Ended
	March 31, 2014		March 31, 2013
	Dollars	Diluted EPS	Dollars	Diluted EPS

Non-GAAP normalized earnings (loss)	$(2,762)	$(0.17)	$2,596	$0.16

Non-GAAP Adjustments:

Adjustment to redemption value for ViSalus preferred stock (1)	(511)	(0.03)	0	0

GAAP Net earnings (loss) attributable to Blyth, Inc.	$(3,273)	$(0.2)	$2,596	$0.16

This table is included as an additional reference to assist investors in analyzing the Company's performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.

(1) Represents the adjustment to redemption value after allocating attributable losses to Visalus preferred stockholders in excess of fair value.

The sum of the individual amounts may not necessarily equal to the totals due to rounding.